Exhibit 10.6

OPTION AGREEMENT

This OPTION AGREEMENT (the “Agreement”), dated September 17, 2004 for reference purposes only, is by and between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“DMC”), and AEROJET-GENERAL CORPORATION, an Ohio corporation (“Aerojet”).  The “Effective Date” of this Agreement shall be the first date upon which both Seller and Buyer have executed this Agreement.

RECITALS

A.                                   DMC is in the business of metal machining in the manufacture of certain rocket motor case and pressure tanks (the “Business”) and conducts the Business on real property located in Los Angeles County, California, with a street address of 1700 East Grand Avenue, El Segundo, California 90245, utilizing the buildings, structures, improvements and fixtures on same real property (collectively, the “Property”), subject to an Operating Lease dated March 18, 1998, as amended by that certain Agreement and Amendment to Operating Lease dated February 1, 2000 (as amended, the “Master Lease”), with Spin Forge LLC, a California limited liability company (“Spin Forge”), as lessor.

B.                                     Spin Forge has granted to DMC an exclusive option to purchase the Property pursuant to that certain Option Agreement dated March 18, 1998, as amended by that certain Amendment Number 1 to Option Agreement dated June 28, 2001, as further amended by that certain Amendment Number 2 to Option Agreement, dated May 20, 2002, as further amended by that certain Amendment Number 3 to Option Agreement dated March 14, 2003, as further amended by that certain Amendment Number 4 to Option Agreement dated April 22, 2004, as further amended by that certain Amendment Number 5 to Option Agreement dated September 17, 2004 (as amended, the “Option Agreement”).  A copy of the Option Agreement is attached hereto as Exhibit A, and incorporated herein by this reference.

C.                                     Pursuant to that certain Agreement dated September 17, 2004 (the “Master Agreement”), DMC has agreed to, among other things, sell and transfer to Aerojet certain of its rights and assets to enable Aerojet to operate the Business on the Property.

D.                                    In accordance with the Master Agreement, DMC and Aerojet have entered into a sublease of the Master Lease, dated September 17, 2004, pursuant to which Aerojet shall sublease the Property from DMC (the “Sublease”).

E.                                      Also in accordance with the Master Agreement, Aerojet desires to acquire from DMC, and DMC desires to grant to Aerojet, an option to purchase from DMC all of DMC’s right, title and interest in and to the Option Agreement (collectively, the “Property Option Rights”).

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals which are specifically incorporated into the body of this Agreement, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DMC and Aerojet agree as follows:

1.                                       Option Terms.

(a)                                  Grant of Option.  Subject to the terms and conditions of this Agreement and for good and valuable consideration, as more particularly described in the Master Agreement, DMC hereby grants to Aerojet an exclusive option to purchase the Property Option Rights on the terms and conditions set forth in this Agreement (the “Option”).

(b)                                 Term.  The Option shall commence on the Effective Date and terminate on August 1, 2005 (the “Option Term”).

(c)                                  Exercise.  In the event Aerojet elects to exercise the Option, it shall do so by notifying DMC in writing within the Option Term in accordance with the notice provisions in Section 8 below.

(d)                                 Memorandum of Option.  Concurrently with the execution and delivery of this Agreement by DMC, DMC shall deliver to Escrow Holder a Memorandum of Option substantially in the form attached hereto as Exhibit B, and incorporated herein by this reference, duly executed and acknowledged by each of DMC and Spin Forge  together with instructions to Escrow Holder to record the Memorandum of Option in the Official Records of Los Angeles County, California.  In the event Aerojet does not exercise the Option within the Option Term or in the event this Agreement is terminated under paragraph 3 below or for any other reason, Aerojet shall deliver to DMC and Spin Forge upon demand a quitclaim deed in a form suitable for recordation covering the Property so as to eliminate any cloud on Spin Forge’s title to the Property.

2.                                       Purchase Terms

(a)                                  Purchase Consideration.  In the event Aerojet exercises the Option, DMC shall sell to Aerojet, and Aerojet shall purchase from DMC, the Property Option Rights for consideration (the “Purchase Consideration”) equal to the value of the Property Option Rights as reasonably agreed to by the parties.  Each of DMC and Aerojet covenant and agree to negotiate in good faith to reach agreement upon the type and amount of the Purchase Consideration as soon as practicable following the Effective Date, but in no event later than December 15, 2004.

(b)                                 Closing.  The closing of Aerojet’s purchase of the Property Option Rights in accordance with this Agreement (the “Closing”) shall occur within five (5) business days of Aerojet providing notice to DMC of its election to exercise the Option pursuant to Section 1(c) above.  The Closing shall occur through the Escrow with the Escrow Holder (as such terms are defined in the Option Agreement).  At the Closing, the following shall occur: (i) the parties shall execute and deliver: (A) a written assignment and assumption agreement regarding the Option Agreement, substantially in the form attached hereto as Exhibit C and incorporated herein by this reference, and (B) such escrow instructions as are reasonable and necessary to carry out the provisions of this Agreement; (ii) Aerojet shall deliver to DMC the Purchase Consideration; and (iii) a Memorandum of Assignment of Option, substantially in the form attached hereto as Exhibit D and incorporated herein by this reference, duly executed and acknowledged by DMC, Spin Forge, and Aerojet, shall be recorded in the Official Records of Los Angeles County, California.

3.                                       Termination of Agreement.  If Aerojet does not exercise the Option on or before August 1, 2005 in accordance with Section 1(c) above, or in the event the parties are unable to agree upon the type and amount of the Purchase Consideration by November 30, 2004, as provided in Section 2(a) above, this Agreement shall automatically terminate, and except otherwise provided herein, the parties shall have no further rights or obligations under this Agreement.

4.                                       Acknowledgement Regarding Sublease and Other Ancillary Agreements.  The parties acknowledge and agree that nothing herein shall affect the parties’ respective rights and obligations under the Sublease, or under the Equipment Lease or the License Agreement (as such terms are defined in the Master Agreement).

5.                                       Allocation of Costs.  Each of DMC and Aerojet shall pay one-half of all escrow and any other closing fees incurred in connection with the Closing.  DMC and Aerojet shall each pay all attorneys’ fees and costs incurred by such party in connection with the negotiation, execution, delivery and performance of this Agreement by such party.

6.                                       Representations and Warranties.

(a)                                  By DMC.  DMC represents and warrants to Aerojet as follows, except with respect to environmental matters, which are governed exclusively by the Master Agreement:

(i)                                     DMC has the power and authority to enter into this Agreement, and to grant the Option as provided herein.

(ii)                                  This Agreement has been duly executed and delivered by an authorized representative of DMC and constitutes the legal, valid and binding obligations of DMC in accordance with its terms.

(iii)                               To the best of DMC’s knowledge, there is no suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against or relating to DMC which would affect DMC’s ability to perform its obligations under this Agreement.

(iv)                              All of the representations and warranties of DMC set forth in the Master Agreement, are true and correct in all material respects as of the date hereof as though such representations and warranties were made on and as of the date hereof, except as contemplated or permitted by the Master Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(v)                                 The copy of the Option Agreement attached hereto as Exhibit A, is a true, correct and complete copy of the Option Agreement; such Option Agreement is in full force and effect and has not been otherwise amended, modified, or supplemented, and constitutes the entire agreement between the optionor and optionee under the Option Agreement.

(vi)                              There exists no breach, uncured default, or event or condition that, with the giving of notice or the passage of time or both, would constitute a breach or default under the Option Agreement; and there are no existing claims, defenses or payments to become due under the Option Agreement except for those contained in the Option Agreement.

(vii)                           DMC has not previously assigned, pledged, hypothecated, conveyed or otherwise transferred any of its right, title or interest in and to the Option Agreement to any other party.

(b)                                 By Aerojet.  Aerojet represents and warrants to DMC as follows:

(i)                                     Aerojet has full power and authority to enter into this Agreement, and to grant the Option as provided herein.

(ii)                                  This Agreement has been duly executed and delivered by an authorized representative of Aerojet and constitutes the legal, valid and binding obligations of Aerojet in accordance with its terms.

(iii)                               To the best of Aerojet’s knowledge, there is no suit, action, arbitration, legal, administrative or other proceeding or inquiry, pending or threatened against or relating to Aerojet which would affect Aerojet’s ability to perform its obligations under this Agreement.

(iv)                              All of the representations and warranties of Aerojet set forth in the Master Agreement, are true and correct in all material respects as of the date hereof as though such representations and warranties were made on and as of the date hereof, except as contemplated or permitted by the Master Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(c)                                  Survival.  Each of the parties acknowledge and agree that all of the representations and warranties made by such party in this Section 6 shall survive the exercise by Aerojet of the Option and the Closing, except to the extent any such representations and warranties are limited under the Master Agreement.

7.                                       DMC’s Pre-Closing Covenants.  DMC covenants and agrees that, between the Effective Date and the Closing or earlier termination of this Agreement:

(a)                                  DMC shall timely perform all of its obligations under the Option Agreement in accordance with the terms and conditions of the Option Agreement and shall not take any action which would be materially inconsistent with the provisions of the Option Agreement.

(b)                                 No provision of the Option Agreement, shall be amended or modified without the prior written consent of Aerojet, such consent not to be unreasonably withheld, delayed or conditioned.

DMC shall not, without the prior written consent of Aerojet (which consent shall not be unreasonably withheld, delayed or conditioned): (i) agree to any cure or other settlement of inaccurate representations and warranties made by Spin Forge under the Option Agreement; (ii) grant any consent or agree to any change in Spin Forge’s covenants under Sections 4 and 5 of the Option Agreement, or waive any obligation of Spin Forge under the Option Agreement; (iii) waive any conditions precedent to the obligations of Spin Forge under the Option Agreement; or (iv) consent to any assignment by Spin Forge of its rights and/or obligations under the Option  Agreement.

(c)                                  Promptly upon receipt by DMC of any notice or other communication from Spin Forge under the Option Agreement, DMC shall provide a true, correct and complete copy of such notice or other communication to Aerojet.

(d)                                 Concurrent with the closing of the purchase of the Property pursuant to the Option Agreement, Aerojet and DMC shall terminate the Master Lease and the Sublease.

8.                                       Notices.  Any notice, demand, approval, consent, or other communication required or desired to be given under this Agreement in writing shall be given in the manner set forth below, addressed to the party to be served at the addresses set forth beneath such party’s signature on this Agreement, or at such other address for which that party may have given notice under the provisions of this Section.  Any notice, demand, approval, consent, or other communication given by (a) mail shall be deemed to have been given when deposited in the United States mail, first class and postage prepaid; (b) overnight common carrier courier service shall be deemed to be given on the business day immediately following the date it was deposited with such common carrier; (c) delivery in person or by messenger shall be deemed to have been given upon delivery in person or by messenger; or (d) electronic facsimile shall be deemed to have been given on the earlier of (i) the date and at the time as the sending party (or such party’s agent) shall have received from the receiving party (or such party’s agent) oral confirmation of the receipt of such transmission or (ii) one hour after the completion of transmission of the entire communication.

9.                                       Legal Costs.  If any party to this Agreement shall take any action to enforce this Agreement or bring any action or commence any arbitration for any relief against any other party, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ and experts’ fees and costs incurred in taking such action, bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ and experts’ fees and costs due hereunder and shall be determined by a court of competent jurisdiction and not by a jury.  For the purposes of this Section, attorneys’ and experts’ fees and costs shall include, without limitation, fees incurred in the following:  (a) postjudgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals.

10.                                 Brokers.  Aerojet and DMC each warrant and represent to the other that it has not retained, nor is it obligated to, any person for brokerage, finder’s or similar services in connection with the transactions contemplated by this Agreement, and that no commission, finder’s fee or other brokerage or agent’s compensation can be properly claimed by any person or entity based upon the acts of such party with regard to the transactions which are the subject matter of this Agreement.  Each party shall indemnify, defend and hold harmless the other party against from and against all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs of expert witnesses, court costs and other litigation expenses) arising from or related to such party’s breach of the foregoing representation and warranty.

11.                                 Time of the Essence.  Time is of the essence of this Agreement.  In the event that any date specified in this Agreement falls on Saturday, Sunday or a public holiday on which public agencies and major banks are not open for business (each a “Non-Business Day”), such date shall be deemed to be the succeeding business day.  For purposes of this Agreement, the term “business day” shall mean any day other than a Non-Business Day.

12.                                 Binding on Successors.  This Agreement shall be binding not only upon the parties but also, subject to the limitations set forth in Section 13, upon their heirs, personal representatives, assigns, and other successors in interest.

13.                                 Assignment.  Aerojet may not assign its interests under this Agreement to any other party without the prior written consent of DMC.  Notwithstanding the foregoing, DMC agrees that Aerojet may assign its rights to, and delegate its duties and obligations under, this Agreement to an affiliate of Aerojet, at or prior to the Closing without the prior written consent of DMC.  For purposes of this Agreement, the term “affiliate” shall mean any partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Aerojet.  The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

14.                                 Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between Aerojet and DMC pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

15.                                 Further Assurances.  DMC and Aerojet agree to take such additional actions and to execute such additional documents, including escrow instructions, as may be reasonable and necessary to carry out the provisions of this Agreement.

16.                                 Severability.  Each provision of this Agreement is severable from any and all other provisions of this Agreement.  Should any provision(s) of this Agreement be for any reason unenforceable, the balance shall nonetheless be of full force and effect.

17.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California.

18.                                 Drafting.  The parties to this Agreement agree that this Agreement is the product of joint draftsmanship and negotiation and that should any of the terms be determined by a court, or in any type of quasi-judicial or other proceeding, to be vague, ambiguous and/or unintelligible, that the same sentences, phrases, clauses or other wordage or language of any kind shall not be construed against the drafting party in accordance with California Civil Code Section 1654, and that each such party to this Agreement waives the effect of such statute.

19.                                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission) as against the party signing such counterpart, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as set forth below.

DMC:	AEROJET:

DYNAMIC MATERIALS CORPORATION,	AEROJET-GENERAL CORPORATION, an
a Delaware corporation	Ohio corporation

By:	By:

Name:	Name:
Title:	Title:

Dated: September 17, 2004	Dated: September 17, 2004
Address:	Address:
Dynamic Materials Corporation	Aerojet-General Corporation
5405 Spine Road	P.O. Box 1036
Boulder, CO 80301	Camden, AR 71711-1036
Attn: President	Attn: Robert Shenton,
Tel: (303) 604-3999	Vice President, Operations
Fax: (303) 604-1897	Tel: (870) 574-3198
Fax: (870) 574-3528
With a copy to:	For delivery by courier use:
Dynamic Materials Corporation	Highland Industrial Park
5405 Spine Road	Camden, AR 71701
Boulder, CO 80301
Attn: Chief Financial Officer	With a copy to:

Tel: (303) 604-3999	Aerojet-General Corporation
Fax: (303) 604-1897	P.O. Box 13222, Dept. 0106
Sacramento, California 95813-6000
Attn: Brian E. Sweeney, Esq.
Vice President, Legal and Contracts
Tel: (916) 351-8588
Fax: (916) 351-8610
For delivery by courier use:
Highway 50 and Aerojet Road
Rancho Cordova, CA 95742

Exhibits:
A	-	Copy of Option Agreement
B	-	Form of Memorandum of Option
C	-	Form of Assignment and Assumption of Option Agreement
D	-	Form of Memorandum of Assignment of Option

ACKNOWLEDGMENT AND CONSENT OF OWNER

The undersigned hereby approves and consents to: (a) the foregoing grant by DMC to Aerojet of the Option as set forth in the foregoing Agreement; (b) the form of the assignment and assumption agreement attached to the Agreement as Exhibit C; and (c) the recordation in the Official Records of Los Angeles County, California, of the Memorandum of Option and the Memorandum of Assignment of Option on the terms and conditions set forth in the Agreement, and in the forms attached to the Agreement as Exhibits B and D, respectively.

SPIN FORGE, LLC, a California limited liability company

Dated: September 17, 2004	By:
Name:
Title: